Exhibit 99.1

8233 Baumgart Road	Contact Mark L. Lemond
Evansville, IN 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4034	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD FIRST QUARTER 2006 RESULTS; NET INCOME INCREASES 25 PERCENT

First Quarter Results

          Evansville, Indiana, May 18, 2006 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced record sales and earnings for the first quarter ended April 29, 2006.  Net earnings for the 13-week first quarter increased 25 percent to $7.4 million as compared with net earnings of $5.9 million in the first quarter ended April 30, 2005.  Diluted earnings per share increased 20 percent to $0.54 per share compared with $0.45 per share last year.  Included in this year’s diluted earnings per share are expenses related to stock-based compensation of $0.03 per share.

          Net sales for the first quarter increased 4.8 percent to a first quarter record of $168.5 million from $160.7 million last year.  Comparable store sales increased 4.1 percent for the 13-week period.

          The gross profit margin for the first quarter of 2006 increased to 30.5 percent from 29.6 percent in the first quarter of 2005.  Selling, general and administrative expenses for the first quarter, as a percentage of sales, decreased to 23.5 percent from 23.6 percent in last year’s first quarter.  For the first quarter, stock-based compensation of $663,000, or 0.4 percent of sales, was included in selling, general and administrative expenses.  There was no stock-based compensation expense for the first quarter of last year.

          Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, “We continued our success through the first fiscal quarter of 2006 with a 25 percent increase in net income.  Our customers responded well to our improved product assortment, especially in our dress and casual categories.  The result was a 4.1 percent increase in our comparable store sales for the quarter.  This increase comes on top of the 5.5 percent comparable stores sales increase we achieved in the first quarter of 2005.  The increase in our gross margins, along with our leveraging of expenses, led to a full percentage point increase in our operating margin from 6.0 percent to 7.0 percent.”

2006 EPS Outlook

          Earnings per diluted share in the second quarter of fiscal 2006 are expected to range from $0.23 to $0.25.  This assumes a comparable store sales increase of 2 or 3 percent.

          For the full year of 2006, we continue to expect diluted earnings per share to range from $1.65 to $1.75.

Store Growth

          Currently, the Company expects to open between 13 to 15 stores in fiscal 2006 and close five stores.  No stores were opened or closed in the first quarter.  In the second quarter, the company expects to open three stores and close two stores.

Conference Call

          Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

          The date set for the Annual Meeting of Shareholders is June 12, 2006 for shareholders of record as of April 21, 2006.

Cautionary Statement Regarding Forward-Looking Information

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 261 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended April 29, 2006	Thirteen Weeks Ended April 30, 2005

Net sales	$168,469	$160,713
Cost of sales (including buying, distribution and occupancy costs)	117,019	113,074

Gross profit	51,450	47,639
Selling, general and administrative expenses	39,634	37,864

Operating income	11,816	9,775
Interest income	(208)	(11)
Interest expense	32	144

Income before income taxes	11,992	9,642
Income tax expense	4,592	3,721

Net income	$7,400	$5,921

Net income per share:
Basic	$.56	$.46

Diluted	$.54	$.45

Average shares outstanding:
Basic	13,247	12,923

Diluted	13,656	13,255

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 29, 2006	January 28, 2006	April 30, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$31,958	$20,304	$4,317
Accounts receivable	1,202	286	714
Merchandise inventories	174,388	183,993	176,265
Deferred income tax benefit	1,135	1,075	0
Other	3,673	2,327	2,842

Total Current Assets	212,356	207,985	184,138
Property and equipment-net	58,319	66,848	67,356

Total Assets	$270,675	$274,833	$251,494

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$49,313	$64,756	$42,387
Accrued and other liabilities	14,035	11,451	12,316
Deferred income tax	0	0	48
Current portion of long-term debt	0	0	27

Total Current Liabilities	63,348	76,207	54,778
Long-term debt	0	0	13,500
Deferred lease incentives	5,978	6,399	6,627
Accrued rent	6,421	6,658	6,955
Deferred income taxes	1,833	2,151	3,893
Deferred compensation	2,525	2,263	1,735

Total Liabilities	80,105	93,678	87,488
Total Shareholders’ Equity	190,570	181,155	164,006

Total Liabilities and Shareholders’ Equity	$270,675	$274,833	$251,494

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended April 29, 2006	Thirteen Weeks Ended April 30, 2005

Cash flows from operating activities:
Net income	$7,400	$5,921
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,567	3,650
Stock option income tax benefit	0	244
Stock-based compensation	663	0
Loss on retirement of assets	86	76
Deferred income taxes	(378)	(959)
Lease incentives	0	258
Other	(396)	(182)
Changes in operating assets and liabilities:
Accounts receivable	(916)	125
Merchandise inventories	9,605	4,325
Accounts payable and accrued liabilities	(17,505)	(20,436)
Other	3,390	1,789

Net cash provided by (used in) operating activities	5,516	(5,189)

Cash flows from investing activities:
Purchases of property and equipment	(2,214)	(2,686)
Proceeds from sale of property and equipment	7,200	57
Other	2	153

Net cash provided by (used in) investing activities	4,988	(2,476)

Cash flows from financing activities:
Borrowings under line of credit	0	77,900
Payments on line of credit	0	(71,700)
Payments on long-term debt	0	(29)
Proceeds from issuance of stock	1,130	922
Excess tax benefits from stock-based compensation	261	0
Common stock repurchased	(241)	0

Net cash provided by financing activities	1,150	7,093

Net increase (decrease) in cash and cash equivalents	11,654	(572)
Cash and cash equivalents at beginning of period	20,304	4,889

Cash and Cash Equivalents at End of Period	$31,958	$4,317